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                                                                  Exhibit 99




NEWS RELEASE
For Immediate Release

Media Contact:
National Processing, Inc.
David Fountain
502-315-3311
dfountain@npc.net


                 NATIONAL PROCESSING, INC. SHAREHOLDERS APPROVE
                          AGREEMENT AND PLAN OF MERGER

LOUISVILLE, Ky.--October 8, 2004--National Processing, Inc. (NYSE: NAP) today announced that its shareholders have adopted the Agreement and Plan of Merger dated as of July 12, 2004, by and among Bank of America Corporation, Monarch Acquisition, Inc., an indirect wholly owned subsidiary of Bank of America, and National Processing, Inc. In the merger, National Processing, Inc. will merge into Monarch Acquisition, Inc. and will become an indirect wholly owned subsidiary of Bank of America. The Agreement and Plan of Merger was adopted by the affirmative vote of shareholders owning 49,885,649 of the 53,354,474 National Processing common shares entitled to vote on merger. Under terms of the agreement, each outstanding National Processing common share will be converted into the right to receive $26.60 in cash, without interest. The merger agreement was announced on July 13, 2004, and is expected to close as early as October 15, 2004, subject to satisfaction of customary closing conditions.

About National Processing
National Processing, Inc., through its wholly owned operating subsidiary, National Processing Company, LLC (NPC(R)) is a leading provider of merchant credit and debit card processing. National Processing is 83 percent owned by National City Corporation (NYSE: NCC) (http://www.NationalCity.com), one of the nation's largest financial holding companies. NPC supports over 700,000 merchant locations, representing one out of every six MasterCard(R) and VISA(R) transactions processed nationally. NPC's card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through world-class people, technology and service. Additional information regarding National Processing can be obtained at http://www.npc.net.


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FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions and estimates of the future. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to the anticipated timing of the closing of the merger. National Processing cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. National Processing disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.